EXHIBIT (5)(A)

 INTERNAL REVENUE SERVICE                  DEPARTMENT OF THE TREASURY
 DISTRICT DIRECTOR
 G.P.O. BOX 1680
 BROOKLYN, NY 11202
                                      Employer Identification Number:
 Date:    April 25, 1995                        02-0461629
                                      File Folder Number:
 WAUSAU PAPERS OF NEW HAMPSHIRE INC.            023000017
 C/O MARY ELLEN SCHILL                     Person to Contact:
 RUDER WARE & MICHLER SC                        JOSEPH SCHIANO
 P.O. BOX 8050                        Contact Telephone Number:
 WAUSAU, WI  54402-8050                         (203) 773-2237
                                      Plan Name:
                                       WAUSAU PAPERS OF NEW HAMPSHIRE INC.
                                       HOURLY SAVINGS & INVESTMENT PLAN
                                      Plan Number:  002



 Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.


     This determination is subject to your adoption of the proposed amendments submitted in your letter dated April 6, 1995. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     This determination letter is applicable for the plan adopted on March 31, 1995.

     This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

     This plan qualifies for Extended Reliance described in the last paragraph of Publication 794 under the caption "Limitations of a Favorable Determination Letter".

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                              Sincerely yours,



                              HERBERT J. HUFF
                              Herbert J. Huff
                              District Director

 Enclosures:
 Publication 794
 Reporting & Disclosure Guide
   for Employee Benefit Plans